EXHIBIT 99.1

INFINITY CAPITAL GROUP, INC.
SEPTEMBER 13TH 2010



30DC, INC. COMPLETES REVERSE MERGER INTO INFINITY CAPITAL GROUP, INC.

New York, NY, September 13, 2010 - 30 DC, Inc. ("30DC"), 30DC a developer, manager and acquirer of web-based sales and marketing platforms" today announced the closing of its reverse merger into Infinity Capital Group (ICGP: OTCQB "Infinity"). Through this transaction, 30DC Inc. becomes a public reporting company and the 30DC executive team will become the new management of the combined company. Infinity expects to subsequently change its name to 30DC, Inc. to reflect the new business and intends to apply for a new stock symbol. Until such time as a new stock symbol is obtained, the shares will continue to trade under the existing symbol, (ICGP).

Under the terms of the agreement, stockholders of 30DC exchanged their shares in 30DC Inc. for 60,984,000 restricted shares of Infinity common stock ("Acquisition Shares"). There are currently a total of 67,531,391 common shares issued and outstanding in the combined entity, including 6,547,391 shares held by existing shareholders of Infinity. Infinity had previously disclosed its intention to conduct a reverse split of its shares as part of a wider corporate effort to increase the marketability of its shares. As a result of the merger with 30DC Inc., no reverse stock split of Infinity common stock was consummated.

As part of the acquisition, Ted Greenberg, Infinity's current CFO joins 30DC as Chief Financial Officer and Greg Laborde, former President of Infinity resigned as an officer.

30DC Inc. was founded and created by Ed Dale, who is now Chairman, President and CEO of the combined company. 30DC's core business units are the 30 Day Challenge and the Immediate Edge. The 30 Day Challenge, with more than 87,000 active online participants, offers a free online e-commerce training program year round along with an online education subscription service and periodic premium live seminars that are targeted to experienced Internet business operators. Immediate Edge is an online education program subscription service offering high-end internet marketing instruction and strategies for experienced online commerce practitioners. 30DC's community of members has grown from 1000 in 2005 to 87,000 in 2009 and continues to expand in 2010.

Speaking of the merger, Ed Dale said, "Our transition to being a public company creates enormous opportunities for us to expand our business even faster than we have as a private company. The credibility that comes with being a US listed company is of critical importance to investors and we are delighted to be able to meet that qualification. Now we can fully concentrate on demonstrating to the investment community our ability to execute our business plan."

Clinton Carey, Chief Operating Officer of the combined company, said, "We are delighted to consummate our going-public transaction. 30DC is now in a position to aggressively move forward with its business plan of revenue growth, expansion, and vertical integration through acquisitions. The market for small, highly profitable internet based marketing companies has never been better, and since Ed Dale has actually coached many of these entrepreneurs, we are in an ideal position to identify the best opportunities for acquisitions.

About 30 DC, Inc

30DC Inc. was created by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC's core business units are the 30 Day Challenge and the Immediate Edge. The 30 Day Challenge, with more than 87,000 active online participants, offers a free online e-commerce training program year round along with an online education subscription service and periodic premium live seminars that are targeted to experienced Internet business operators. Immediate Edge is an online education program subscription service offering high-end internet marketing instruction and strategies for experienced online commerce practitioners.

For additional information, investors should visit http://www.30dcinc.com

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.